Exhibit 99.1

Kopin Announces Third-Quarter 2011 Financial Results

Company Expects 2011 Revenues in the Range of $128 Million to $132 Million

TAUNTON, Mass.--(BUSINESS WIRE)--October 27, 2011--Kopin Corporation (Nasdaq: KOPN), a leading supplier of advanced semiconductor products and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today announced financial results for the third quarter and nine months ended September 24, 2011.

Financial Highlights

Total revenues for the third quarter were down 6 percent to $29.6 million compared with $31.6 million for the same quarter of 2010. Through the nine months ended September 24, 2011, revenues increased to $95.9 million from $87.2 million for the comparable period of 2010.

“Despite the uncertain economic environment, our performance through the first nine months of 2011 has been quite strong,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “Revenues are 10 percent ahead of the same period in 2010, and we have generated $10.6 million in cash from operating activities. This has enabled us to maintain a strong balance sheet – $103 million in cash and marketable securities and no debt – while at the same time aggressively investing to grow our business organically and through acquisitions. Income from operations has more than doubled to $2.4 million for the first nine months of 2011, even as we have invested $6.0 million more in research and development this year over last year.”

III-V revenues for the third quarter were $15.5 million compared with $16.6 million for the year-ago quarter. For the nine-month period of 2011, III-V revenues were $49.1 million, up 4 percent from $47.1 million through the same period of last year. Display revenues were $14.1 million for the third quarter of 2011 versus $15.0 million for the same period a year ago. Through the nine months ended September 24, 2011 display revenues increased 17 percent to $46.8 million from $40.1 million in the year-ago period.

“III-V third-quarter revenues were down sequentially, but our current forecast indicates that the fourth-quarter revenues will be up over the third quarter,” Dr. Fan said. “We believe our III-V revenues were affected by a shift in wireless handset sales as various OEMs are adjusting their product offering dates from a pattern which focused on the U.S. holiday season to more year- round introductions of handsets and tablets.”

Gross margin for the third quarter of 2011 was $9.5 million, or 33.2 percent of product revenues, compared with $10.1 million, or 32.3 percent of product revenues, for the comparable period of 2010. Through the first nine months of 2011, gross margin was $30.9 million, or 34.0 percent of product revenues compared with $23.7 million, or 28.1 percent of product revenues, for the same period of 2010.

Research and development (R&D) expenses were $6.4 million, or 22 percent of revenues, compared with $4.8 million, or 15 percent of revenues, in the third quarter of 2010, reflecting Kopin’s investments in its Golden-i technology, III-V smartphone products and capacity expansion, military display products and the addition of Forth Dimension Displays (FDD), which the Company acquired in January 2011. R&D expenses totaled $19.9 million through the first nine months of 2011 compared with $13.9 million for the same period of 2010.

Selling, general and administrative (SG&A) expenses were $4.4 million in the third quarter of 2011 compared with $3.9 million for the same period of last year. SG&A expenses were $13.5 million for the nine months ended September 24, 2011 compared with $11.7 million for the same period in 2010. The increase in SG&A expenses for 2011 as compared to 2010 is a result of the inclusion of FDD.

Net income was $0.8 million, or $0.01 per diluted share, for the third quarter of 2011 compared with $1.4 million, or $0.02 per diluted share, for the third quarter of 2010. Results for the 2011 and 2010 three-month periods included a $1.0 million gain and a $0.6 million loss, respectively, related to foreign currency fluctuations. Net income through the first nine months of 2011 was $3.7 million, or $0.06 per diluted share, compared with $4.3 million, or $0.06 per diluted share, in 2010. Results for the 2011 nine-month period included a $0.4 million gain on the sale of equity investments, while results for the 2010 period included a gain on the sale of equity investments of $2.6 million.

Business Outlook

Based on current trends in its business, the Company expects 2011 revenues in the range of $128 million to $132 million. In the fourth quarter of 2011 Kopin believes that revenues will increase from the third quarter of the year as a result of increased demand for its III-V BiHEMT products and display sales driven by new design wins for digital still cameras and increased military product shipments.

“During periods of economic volatility as we are experiencing, we understand that there is one school of thought to scale back on investment and R&D and wait for the market to bounce back. Our philosophy is to use opportunities like this to invest in our business – including BiHEMT structures, the TWS program, night vision technology and Golden-i – to extend our leadership position while still maintaining our financial strength,” Dr. Fan said.

“Our BiHEMT activities are having the most immediate impact, as demand for this product is up six-fold from 2010 and we expect it to continue to ramp through 2012. During the summer our night vision products went through the first round of testing and the feedback was good. During the third quarter we produced another round of qualification units that were shipped to the government in October. These will be tested through first quarter of 2012 after which it is anticipated the government will award production contracts. Furthermore, during the third quarter we had installed a wireless camera into the game-changing Golden-i system. While it will continue to undergo modifications and testing we are on schedule for its formal product introduction next year.”

Financial Results Conference Call

In conjunction with its third-quarter 2011 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin Corporation

Kopin Corporation's voice-activated, wireless, hands-free Golden-i® mobile computing headsets, power-efficient, ultra-small liquid crystal displays, and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The innovative Golden-i computing headsets are generating strong interest in industrial, medical, military, homeland security and utility applications. The Company's unique HBTs help to enhance battery life, talk time and signal clarity, and have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display, Golden-i and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the expectation that revenues in the fourth-quarter will be up over the third quarter; the Company’s belief that III-V revenues were affected by a shift in the pattern of wireless handset sales; the expectation that 2011 revenues will be in the range of $128 million to $132 million; the expectation that fourth-quarter 2011 revenues will increase from the third quarter of the year as a result of increased demand for its III-V BiHEMT products and display sales driven by new design wins for digital still cameras and increased military product shipments; the expectation that BiHEMT demand will ramp through 2012; the Company’s night vision products will be tested through first quarter of 2012 after which it is anticipated the government will award production contracts; and the expectation that Golden-i will continue to undergo modifications and testing and is on schedule for its formal product introduction next year. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the smartphone market will not grow as expected; we may not be awarded a contract to buy our night vision products; the U.S. government may reduce procurement of thermal weapon sights; the Company’s efforts to roll out Golden-i may be delayed or might be unsuccessful; the Company may be unable to produce the night vision products or Golden-i in the necessary volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2011 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and III-V products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 25, 2010, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Revenues:
Product revenues	$28,512,486	$31,169,701	$91,031,145	$84,175,992
Research and development revenues	1,053,964	432,430	4,900,754	3,069,281
	29,566,450	31,602,131	95,931,899	87,245,273
Expenses:
Cost of product revenues	19,045,648	21,115,832	60,107,453	60,508,556
Research and development	6,381,089	4,762,893	19,905,398	13,917,668
Selling, general and administrative	4,351,794	3,886,065	13,494,589	11,743,600
	29,778,531	29,764,790	93,507,440	86,169,824
(Loss) income from operations	(212,081)	1,837,341	2,424,459	1,075,449

Other income and (expense), net	1,409,945	(198,490)	1,925,274	3,899,774

Income before provision for income taxes, equity loss in	1,197,864	1,638,851	4,349,733	4,975,223
unconsolidated affiliate and net (income) loss from noncontrolling interest

Provision for income taxes	(97,500)	(180,000)	(293,000)	(273,000)

Income before equity loss in unconsolidated affiliate and net	1,100,364	1,458,851	4,056,733	4,702,223
(income) loss from noncontrolling interest

Equity loss in unconsolidated affiliate	(49,596)	(187,063)	(203,834)	(369,649)

Income before net (income) loss of noncontrolling interest	1,050,768	1,271,788	3,852,899	4,332,574

Net (income) loss attributable to noncontrolling interest	(253,713)	88,924	(188,313)	(74,094)

Net income	$797,055	$1,360,712	$3,664,586	$4,258,480

Net income per share:
Basic	$0.01	$0.02	$0.06	$0.06
Diluted	$0.01	$0.02	$0.06	$0.06

Weighted average number of common shares outstanding:
Basic	64,292,212	66,114,557	64,519,225	66,442,712
Diluted	65,441,378	66,778,781	65,623,807	67,148,905

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 24, 2011	December 25, 2010
ASSETS
Current assets:
Cash and marketable securities	$103,259,506	$110,947,390
Accounts receivable, net	16,715,596	17,489,348
Inventory	19,354,884	21,462,871
Prepaid and other current assets	2,220,007	2,725,153

Total current assets	141,549,993	152,624,762

Equipment and improvements, net	34,061,023	32,613,961
Other assets	13,140,929	6,857,675

Total assets	$188,751,945	$192,096,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,959,881	$11,317,865
Accrued expenses	6,534,787	5,997,646
Billings in excess of revenue earned	2,462,981	3,210,895

Total current liabilities	17,957,649	20,526,406

Lease commitments	1,283,926	944,617

Total Kopin Corporation stockholders' equity	164,484,515	165,835,919
Noncontrolling interest	5,025,855	4,789,456
Total stockholders' equity	169,510,370	170,625,375
Total liabilities and stockholders' equity	$188,751,945	$192,096,398

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Display Revenues by Category (in millions)
Military Application	$7.3	$10.4	$27.5	$26.8
Consumer Electronics Applications	5.8	4.3	14.7	10.7
Research and Development	1.0	0.3	4.6	2.6
Total	$14.1	$15.0	$46.8	$40.1

Stock-Based Compensation Expense
Cost of product revenues	$136,000	$179,000	$433,000	$471,000
Research and development	129,000	135,000	418,000	318,000
Selling, general and administrative	441,000	402,000	1,326,000	1,101,000
Total	$706,000	$716,000	$2,177,000	$1,890,000

Other Financial Information
Depreciation and amortization	$2,184,000	1,369,000	$5,997,000	$5,066,000
Capital expenditures			$5,262,000	$9,693,000
Treasury stock purchases			$3,060,000	$5,390,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com